Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-281309, 333-273714, 333-269263, 333-258560, 333-225481, 333-211663, and 333-206547) on Forms S-3 and S-8 of our reports dated March 18, 2025, except for the restatement described in Note 1, and the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to the ineffective controls in the preparation of the statement of cash flows, as to which the date is November 17, 2025 with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Charlotte, North Carolina

November 17, 2025